Exhibit 99.2

For Release

CONTACTS:

Lynn Schroeder	Randy Bresee	Kristyn Hutzell
Investor Relations	CFO	The Global Consulting Group
831-427-7399	831-427-7261	925-946-9392
lynnsc@tarantella.com	randy@tarantella.com	kristyn.hutzell@hfgcg.com

Tarantella, Inc. Updates Preliminary Fiscal 2003 Third Quarter Results

Santa Cruz, CA (August 19, 2003) – Tarantella, Inc. (Nasdaq: TTLA) announced that following their cancellation of today’s earnings call, the Company is evaluating the extent to which corrections need to be made to its financial statements. Once the Company has completed its analysis, the Company’s independent accountants will need to complete their review of the financial statements.

The analysis and review may lead to restatement of approximately $1.1 million in revenue from earlier quarters in fiscal year 2003 compared to the $600,000 earlier announced. The Company’s revenue for the third fiscal quarter will be approximately $3.7 million compared to the $3.5 million previously announced.

The Company will make further announcements on the timing of the release of financial statements for the third quarter of fiscal year 2003 when more details are available.

For Tarantella Investors

This press release contains forward-looking statements. Forward-looking statements include those regarding the impact of the anticipated restatements on fiscal 2003; the possibility that the anticipated restatements may include other matters and the timing for filing the revised Forms 10-Q for the quarters ended December 31, 2002 and March 31, 2003. Actual results may vary, perhaps materially, from those contained in the forward-looking statements, based upon the Company’s preparation of the restated financial statements, review of those statements by the Company’s independent accountants, and review of other transactions. The full impact of the planned restatement and the time for filing the revised Forms 10-Q is unknown at this time and filing may be delayed.

About Tarantella, Inc.

Tarantella is a leading provider of secure, application access and management software that enables organizations to access and manage information, data and applications across all platforms, networks and devices. Tarantella bridges the gaps between vendors, ensuring that customers have complete access to business-critical information. Using Tarantella’s software, customers realize the benefits of secure corporate data, maximizing return on existing IT assets and improved productivity. The company markets its products through key industry partnerships and a worldwide network of consultants and resellers. Tarantella is headquartered in Santa Cruz, Calif. For more information, please visit the Tarantella web site at http://www.tarantella.com.

Tarantella, Tarantella Enterprise 3, Canaveral iQ, New Moon Systems and the Tarantella logo are trademarks or registered trademarks of Tarantella, Inc., in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of their respective owners.